EXHIBIT 10.6

NATURAL RESOURCE GROUP, INC.
A Colorado Corporation

October 1, 2010

Duane Bacon
5982 Heather Way
Longmont, CO 80503

Re:    EMPLOYMENT AGREEMENT

Dear Duane;

On behalf of Natural Resource Group, Inc., a Colorado corporation (the “Company”). I am pleased to offer you the position of Operations Manager of the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Agreement”):

1.      Duties and Scope of Employment.

(a)    Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Operations Manager. You will report to the Company’s Chief Executive Officer and Board of Directors. You will be working out of the Company’s office in Littleton, Colorado or another location of your choosing. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position, or as otherwise may be assigned or delegated to you by the Company’s Chief Executive Officer or the Board of Directors.

(b)    Effective Date. The Effective Date of this Agreement shall be January 1, 2011.

2.     Cash and Incentive Compensation.

(a)    Salary. The Company shall pay you as compensation for your services an initial base monthly salary at a gross rate of $5,500, subject to the provisions of Section 2(b). Such salary shall be payable in accordance with the Company's standard payroll procedures. The compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as “Base Salary”. The Board of Directors, or any Compensation Committee appointed by the Board, shall review your Base Salary at least annually. Effective as of the date of any change to your Base Salary, the new Base Salary shall be considered the Base Salary for all purposes of this Agreement. However, at the beginning of each calendar year, automatically and without any action from the Board, and in addition to any other compensation the Board may deem appropriate, you shall receive an Annual Cost of Living Increase. The Cost of Living Increase shall be equal in percentage to the cost of living increase received by employees of the Federal Government for the most recent year that data is available.

(i)    Incentive Based Salary Increase. If, at any point during the life of this Agreement, the Company achieves three consecutive months of positive cash flow to such an extent that the Company would still be in positive cash flow if your salary were increased by the 50%, you shall receive a permanent increase in your salary equal to your current salary multiplied by the 150%. "Positive cash flow", as used in the preceding sentence, shall be determined in good faith by the Board of Directors. An example of how this will work is as follows: if your salary at the time this incentive is reached is $5,000 per month, your new salary shall be $5,000 X 150% = $7,500 per month. The increase described in this paragraph shall occur automatically and without any action from the Board of Directors, other than the approval of this Agreement. You are personally authorized to affect any administrative notices and/or to take any logistical steps that need to be taken to implement this paragraph.

(a)    Deferred Compensation. You are not agreeing to defer any of your monthly salary under this Agreement.

(b)    Incentive Bonuses. Each time one of the following events occurs you shall receive an Incentive Bonus:

(i)    First Triggering Event. The sale of some or all of the assets of the Company, the sale of a percentage of the Company (including through the issuance of new shares of stock), or the acquisition or merger of the Company. Upon such occurrence, you shall be entitled to, and the Company, upon receiving the funds, stock, or any other form of compensation from the occurrence (the "Proceeds"), shall pay to you 1.5% of the Proceeds within fifteen (15) days of the company receiving the Proceeds.

(ii)   Second Triggering Event. The acquisition by the Company of currently producing assets. Upon each such occurrence you shall be entitled to, and the Company, upon closing of the acquisition shall contemporaneously tender, a cash payment in an amount equal to .75% of the net value of the acquisition to the Company. For example, if the Company acquires a 20% interest in a $10,000,000 deal, you shall be entitled to a cash payment of $15,000 ((20% x $10,000,000) x .75%).

(d)    Contemporaneous Assignment of Stock in the Company, and Tax Liability. You have made it very clear that you will not agree to employment with the Company unless you have a substantial ownership interest in the Company. Therefore, in an agreement which is contemporaneous to this one, you have been issued a substantial ownership position. In order to further induce you to be employed by the Company, the Company shall, prior to April 1, 2011, provide you with a cash bonus in such amount that is sufficient (net, after taxes) to pay for any tax liability you may have on the stock issued or assigned pursuant to this paragraph.

(e)    Royalties. The Company shall establish a Royalty Program whereby you, and certain other employees of the Company, are granted royalties in certain assets of the Company. The terms of the Royalty Program shall be determined by the Company's Board of Directors, and shall be put in place no later than ninety (90) days after the execution of this Agreement. However, you shall immediately be entitled to a 1% of 8/8 royalty interest on the Company's existing Garcia Field Assets. Such royalty shall be assigned to you within 30 days of the execution of this Agreement.

(f)    Enforcement of this Paragraph. In the event it is necessary for you to take legal action to enforce this Paragraph (Paragraph 2), or Paragraph 6, or it is necessary for you to defend yourself against legal action in anyway related to this Paragraph (Paragraph 2), or Paragraph 6, you shall be reimbursed for reasonable attorneys’ fees incurred in legal proceedings, and for any fees and costs incurred in the collection of what is due and owing to you under this Agreement. You shall be entitled to attorneys1 fees and costs of collection whether or not any suit is brought. Interest shall accrue on any and all payments, of any type or kind, due to you under this Agreement, beginning on the date in which you are owed such payment, at a rate of 12% per year. This interest shall accrue regardless of whether the payment owed to you is cash, stock, real estate, royalties, mineral interests, or any other form.

3.     Vacation/PTO and Employee Benefits. During your Employment, you shall be eligible to accrue up to 15 days of paid vacation/paid time off, pro-rated for the remainder of this calendar year, in accordance with the Company's vacation/paid time off policy, as it may be amended from time to time. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4.      Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

5.      Termination.

(a)    Employment at Will. Your Employment shall be "at will," meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the "at-will" nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b)    Board of Directors. Termination of this Agreement, unless such Termination is for Cause, shall have no effect on your status as a Director of this Company, whether or not you are a Director of this Company at the time this Agreement is terminated.

(c)    Rights Union Termination. Except as expressly provided in Section 6, upon the termination of your Employment you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination. However, neither your status as an Employee of the Company, nor the termination of this Agreement shall have any bearing on shares of stock in the Company that have been assigned to you prior to any termination of this Agreement.

6.     Termination and/or Resignation Benefits.

(a)    Severance Pay. If, during the term of this Agreement, the Company terminates your Employment for any reason other than Cause, death, or Permanent Disability, the Company shall pay you severance pay at a rate equal to your Base Salary in effect at the time of termination of your Employment or a period of 4 month(s) following the termination of your Employment (“Severance Pay”). Such severance pay shall be paid in accordance with the Company's standard payroll procedures on the Company's payroll dates and shall be subject to all applicable withholdings. Notwithstanding anything stated herein to the contrary, the severance provided in connection with your termination under this section is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9)(iii); provided that, to the extent that such severance and any other payments paid to you in connection with your involuntary separation from service does not qualify for or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-l(b)(9)(iii)(A), or any similar limit promulgated by Treasury or the IRS, the portion of the severance that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, shall be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your termination date occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company's first tax year in which your termination date occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4). Your resignation or termination shall not have any impact on your right to the Incentives described in subparagraph 2(c) if those incentives are triggered either prior to, or within thirty days of, your resignation or termination, and the Company shall timely pay all compensation due to you under subparagraph 2(c).

(b)   Change in Control of Company. If you resign or are terminated either (i) within six (6) months prior to a change in control of the Company; or (ii) within six (6) months following change in control of the Company, this subsection 6(b) shall apply.

Should this subparagraph 6(b) apply, instead of the Severance Pay described in subparagraph 6(a), the Company shall pay a full, accelerated, twelve (12) months’ salary to you within ten (10) days of: (A) your resignation or termination, if such resignation or termination is after the Change in control of the Company; or (B) the Change in control of the Company, if your resignation occurs prior to the Change in control of the Company.

Further should this section apply, and any of the Triggering Events described in subparagraph 2(c) occurs within three (3) months following your resignation or termination, your resignation or termination shall have no effect on the compensation outlined in subparagraph 2(c), and the Company shall timely pay to you the corresponding bonuses described in subparagraph 2(c).

"Change in control of the Company" shall mean either (i) a change in more than 32% of the members of the Board of Directors in the six months immediately prior to or following your resignation or termination; or (ii) Any entity, individual, or group of related entities or related individuals obtains a gross total of 40% or more ownership in the Company in the six months immediately prior to or following your resignation or termination.

(c)    Enforcement of this Paragraph. In the event it is necessary for you to take legal action to enforce this Paragraph (Paragraph 6), or Paragraph 2, or it is necessary for you to defend yourself against legal action in any way related to this Paragraph (Paragraph 6), or Paragraph 2, you shall be reimbursed for reasonable attorneys’ fees incurred in legal proceedings, and for any fees and costs incurred in the collection of what is due and owing to you under this Agreement. You shall be entitled to attorneys’ fees and costs of collection whether or not suit is brought. Interest shall accrue on any and all payments, of any type or kind, due to you under this Agreement, beginning on the date in which you are owed such payment, at a rate of 12% per year. This interest shall accrue regardless of whether the payment owed to you is cash, stock, real estate, royalties, mineral interests, or any other form.

(d)   Health Insurance. If subsection 6(a) or 6(b) above applies, and if you elect to continue and pay your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"') following the termination of your Employment, then the Company shall pay your monthly premium under COBRA until the earliest of (i) the end of the Continuation Period, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment.

(e)    Definition of “Cause”. For all purposes under this Agreement, "Cause" shall mean exclusively and only:

(i)    commission, conviction of, or a plea of "guilty" or "no contest" to a felony under the laws of the United States or any State by you if such felony is work-related, materially impairs your ability to perform services for the Company, or results in a material loss to the Company or material damage to the reputation of the Company;

(ii)   your actual theft of funds or property of the Company;

(f)    Definition of "Permanent Disability”. For all purposes under this Agreement, "Permanent Disability" shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 90 consecutive days because of your physical or mental impairment.

7.      Successors.

(a)    Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business or assets that becomes bound by this Agreement.

(b)   Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.     Non-Competition Agreement

You agree that, regardless of the status of this Agreement, that you shall not enter any competing engagement against the Company, either on your own accord or on behalf of another entity, for a period of two years after the execution of this Agreement. You further agree not to disclose any trade secrets or other proprietary information of the Company, during or after your employment with the Company.

9.      Miscellaneous Provisions.

(a)    Indemnification. The Company shall indemnify you to the maximum extent permitted by applicable law and the Company's Bylaws with respect to your service and you shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future.

(b)   Legal Fees. The Company shall promptly pay all reasonable costs and expenses (including fees and disbursements of counsel) up to $1,000 incurred by you in negotiating the terms and conditions of this Agreement.

(c)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President.

(d)   Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)    Whole Agreement. This Agreement supersedes any prior communications. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f)     Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Delaware, United States. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the "Law") then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h)    No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

(i)     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the terms and conditions stated in this Agreement are acceptable to you, please indicate as much by signing below.

Very truly yours,

NATURAL RESOURCE GROUP, INC.

/s/ Robert Morrison
By:
Robert Morrison, Director

/s/ Roger May
By:
Roger May, Director

/s/ Paul Laird
By:
Paul Laird, Director
ACCEPTED AND AGREED:

/s/ Duane Bacon
Duane Bacon

December 29, 2010
Date